                                                    Exhibit 99.1

Edgewell Personal Care Company 6 Research Drive Shelton, Conn 06484
FOR IMMEDIATE RELEASE	Company Contact
Chris Gough Vice President, Investor Relations 203-944-5706 Chris.Gough@Edgewell.com

Edgewell Personal Care Announces Fourth Quarter and Fiscal 2019 Results
and Provides Fiscal Year 2020 Financial Outlook

Shelton, Conn - November 12, 2019 - Edgewell Personal Care Company (NYSE: EPC) today announced results for its fourth fiscal quarter 2019 and full fiscal year ended September 30, 2019 and provided its financial outlook for fiscal 2020.

Executive Summary

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Net sales were $528.0 million in the fourth quarter of fiscal 2019, a decrease of 1.7% when compared to the prior year quarter, and $2,141.0 million for the full year, a decrease of 4.2% compared to the prior year. Organic net sales were down 0.9% for the quarter and 3.4% for the full year. (Organic basis excludes the sales impact from the Jack Black acquisition, the sale of Playtex gloves assets, and the translational impact from currency movements.)

•
GAAP Diluted Earnings Per Share ("EPS") for the fourth quarter were $0.75, including the after-tax impact of $0.17 from Project Fuel, and were a loss of $6.52 for the full year fiscal 2019, including the after-tax impact of a non-cash impairment of goodwill and indefinite-lived intangible assets of $8.97 and an $0.80 after tax impact from Project Fuel expenses. Adjusted EPS were $0.86 for the fourth quarter and $3.48 for the full year.

•	Net cash from operating activities was $191 million, which allowed the Company to reduce its net debt leverage ratio to 2.8 times.

•	The Company continued to progress its portfolio transformation, announcing that it had reached a definitive agreement to sell the Infant and Pet Care business.

•	The Company continued to make substantial progress with integration planning related to the pending combination with Harry’s, which is expected to close in the first quarter of calendar year 2020.

The Company reports and forecasts results on a GAAP and Non-GAAP basis, and has reconciled Non-GAAP results and outlook to the most directly comparable GAAP measures later in this release. See Non-GAAP Financial Measures for a more detailed explanation, including definitions of various Non-GAAP terms used in this release. All comparisons used in this release are with the same period in the prior fiscal year unless otherwise stated.
"Fiscal 2019 was a transformative year for Edgewell, as we advanced our strategic and financial objectives, reshaped our portfolio, invested in our brands and new growth opportunities, and generated substantial cost savings," said Rod Little, Edgewell’s President and Chief Executive Officer. “Our operating and financial results reflect the actions we are taking to innovate, drive sustained growth and simplify the business. Despite the challenging competitive environment, we met the financial targets we set one year ago, and importantly in the second half of the fiscal year, we delivered year-over-year improvement in organic top-line performance across all of our key geographies and segments."

Portfolio Transformation
As previously announced, Edgewell has entered into a definitive agreement under which Edgewell will combine with Harry's Inc. The transaction represents a pivotal step forward in Edgewell's portfolio transformation, combining Harry's best-in-class brand building, design and direct-to-consumer (DTC) expertise with Edgewell's strong product technology in shaving, personal care and sun care, global infrastructure and iconic consumer brands. This combination will enable the new company to win across categories and across channels with greater agility and an enhanced ability to connect with the modern consumer. The companies received a second request from the FTC and are continuing to work cooperatively and constructively to provide the FTC the information it needs in a timely manner so that it may complete its review. The companies continue to expect the transaction to close in the first quarter of calendar 2020.
The Company also previously announced its decision to retain the Feminine Care business, determining that there is currently more opportunity for value creation by retaining the business given improving business trends and an outlook for solid EBITDA and cash generation going forward.
The Company announced on October 15, 2019, its decision to sell its Infant and Pet Care business to Le Holding Angelcare Inc. for $122.5 million. The transaction is subject to customary closing conditions and is expected to close by the end of the 2019 calendar year.
Mr. Little commented “We are taking decisive actions to reshape our company and focus on our core Personal Care brands. This transaction brings more clarity to our portfolio, provides additional funds to pay down debt, and is a good outcome for all Edgewell stakeholders."

Fiscal 4Q 2019 Operating Results (Unaudited)
Net sales were $528.0 million in the quarter, a decrease of 1.7%, as compared to the prior year period. Excluding a $4.7 million negative impact from currency translation, organic net sales decreased 0.9%. Organic net sales declined in North America by 5.1% while International organic net sales grew 4.8%. Lower organic net sales in North America were driven by declines in Wet Shave and Feminine Care, while Sun and Skin Care and Infant Care grew. Wet Shave net sales declines were primarily a result of unfavorable price mix, partly offset by higher volumes and favorable product mix. In International markets, organic sales increases were driven by Wet Shave and Sun and Skin Care, with growth coming from all three geographic regions; Asia Pacific, Europe and Latin America.
Gross margin increased 70 basis points to 43.6%, as compared to the prior year period. Excluding $1.9 million of costs associated with the Sun Care reformulation and Project Fuel obsolescence, gross margin decreased 380 basis points to 43.9%. The decline was primarily driven by unfavorable price and cost mix. The unfavorable cost mix was primarily a result of increased energy costs, unfavorable transactional currency impacts and lower absorption rates in Wet Shave and Sun and Skin Care.
Advertising and sales promotion expense ("A&P") was $59.6 million, or 11.3% of net sales, as compared to $63.4 million, or 11.8% of net sales in the prior year period. A&P was primarily driven by lower spending in Wet Shave due to a reduction in Hydro and Intuition f.a.b. spend. Spending in Sun and Skin Care and Men’s grooming increased in the quarter.
Selling, general and administrative expense ("SG&A") was $91.8 million, or 17.4% of net sales compared to $91.6 million, or 17.0% of net sales in the prior year period. Excluding the impact of Restructuring related charges, integration costs and Feminine and Infant Care evaluation costs in both periods, SG&A as a percent of net sales improved 90 basis points from 16.8% in 2018 to 15.9% this quarter despite lower sales. The operational improvement in SG&A was primarily driven by strong execution of Project Fuel partly offset by inflation and higher compensation expense.
The Company recorded a pre-tax restructuring expense of $12.8 million in the quarter in support of Project Fuel consisting of consulting, program management, severance, and IT enablement costs compared to $20.3 million in the prior year period.
Other expense (income), net was $0.2 million expense during the quarter compared to $2.6 million income in the prior year quarter, reflecting lower pension income and a lower net benefit from foreign currency exchange contract gains and losses in the quarter and revaluation of nonfunctional currency balance sheet exposures.
Earnings before income taxes was $41.1 million during the quarter compared to $23.5 million in the fourth quarter of fiscal 2018. Adjusted operating income was $74.4 million in the quarter compared to $87.7 million in the prior year period.
The effective tax rate for fiscal 2019 was 4.4% as compared to 36.9% in the prior year. The fiscal 2019 effective tax rate reflects the impact of a $549 million impairment of goodwill and intangible assets resulting in a tax benefit on a net loss. The effective tax rate for the prior period includes a $21.3 million increase in tax expense related to net charges from the Tax Cuts and Jobs Act (the “Tax Act”). The adjusted effective tax rate for fiscal 2019 and 2018 excludes the one-time impact of the Tax Act, restructuring charges, impairment charges, Harry’s combination and integration planning costs, advisory expenses incurred in connection with the evaluation of the Feminine Care and Infant Care businesses, Sun Care reformulation costs, Jack Black acquisition and integration costs, investor settlement expense, and the sale of the Playtex gloves assets.  The adjusted effective tax rate for fiscal 2019 was 23.8%, compared to an adjusted rate of 23.0% in the prior fiscal year.
GAAP net earnings for the quarter was $40.7 million or $0.75 per share compared to $19.4 million or $0.36 per share in the fourth quarter of fiscal 2018. Adjusted net earnings in the quarter were $46.6 million or $0.86 per share, as compared to $60.2 million or $1.11 per share in the prior year period.

Project Fuel

Project Fuel is an enterprise-wide transformational initiative, launched in the second fiscal quarter of 2018, designed to address all aspects of the Company's business and cost structure, simplifying and transforming the Company's organization, structure and key processes that will provide the necessary catalyst for further re-investment in the Company’s growth objectives while enabling the Company to achieve its desired future state operations.
The Company expects Project Fuel will generate $225 to $240 million in total annual gross savings by the end of the 2021 fiscal year. It is expected that the savings generated will be used to fuel investments and brand building in strategic growth initiatives, offset anticipated operational cost headwinds from inflation and other rising input costs and improve the overall profitability and cash flow of the Company.
To implement the restructuring element of Project Fuel, the Company estimates one-time pre-tax charges to be approximately $130 to $140 million through the end of the 2021 fiscal year.
Fiscal fourth quarter 2019 Project Fuel related restructuring charges were $12.8 million, bringing cumulative charges to $95.5 million for the project to date. Fiscal fourth quarter 2019 Project Fuel related gross savings were approximately $37 million, bringing cumulative gross savings to approximately $137 million for the project to date.

Fiscal 4Q 2019 Operating Segment Results (Unaudited)
The following is a summary of third quarter results by segment:
Wet Shave (Men's Systems, Women's Systems, Disposables, and Shave Preps)
Wet Shave net sales decreased $9.4 million, or 2.7%, as compared to the prior year period. Excluding the impact of currency movements, organic net sales decreased $6.0 million or 1.7%, as compared to the prior year. Total international organic net sales increased 4.2%, reflecting growth in Men's Systems and Disposables as well as growth in all geographic regions. Asia Pacific sales in the current quarter benefited from an increased sell-in related to an October VAT increase in Japan. North America organic net sales declined 9.0%, reflecting on-going competitive intensity and the impact of unfavorable price mix, partly offset by favorable product mix and increased volumes related to our Skintimate disposables launch, Bulldog razors and blades and eCommerce. Wet Shave segment profit decreased $5.9 million, or 6.7%. Excluding the impact of currency movements, organic segment profit decreased $5.7 million, or 6.5%, primarily driven by lower gross margin, partly offset by lower A&P spending.

Sun and Skin Care (Sun Care, Wipes, Bulldog, and Jack Black)
Sun and Skin Care net sales increased $4.0 million, or 5.3%, as compared to the prior year period. Excluding the impact of currency movements, organic net sales increased $5.3 million, or 7.0%, with growth in all geographic regions with the exception of Asia Pacific. Sales growth was driven by increased volumes across Sun Care, Grooming and Wipes, partly offset by unfavorable price mix in Sun Care in North America. Sun and Skin Care segment profit decreased $5.8 million, or 161.1%. Excluding the impact of currency movements, organic segment profit decreased $5.5 million, or 152.8%, reflecting higher A&P spend and lower gross margin.

Feminine Care (Tampons, Pads, and Liners)
Feminine Care net sales decreased $4.6 million, or 5.6%, as compared to the prior year period, as growth in Pads and Liners was more than offset by declines in Tampons. Price mix was also unfavorable in the quarter as a result of a planned increase in trade promotion spend. Feminine Care segment profit increased $0.1 million, or 0.9% as compared to the prior year period, as lower gross margin was offset by lower G&A and A&P spending.

All Other (Infant Care, and all other brands)
All Other net sales increased $0.6 million, or 2.0%, as compared to the prior year period. Excluding the impact of currency movements, organic net sales increased $0.6 million, or 2.0%, as compared to the prior year period, driven by cups and mealtime products related to the recent Paw Patrol launch. All Other segment profit decreased $1.3 million, as compared to the prior year period, or 48.1%, primarily driven by unfavorable product and cost mix.

Fiscal 2019 Operating Results (Unaudited)
Net sales were $2,141.0 million in fiscal 2019, a decrease of 4.2% when compared to fiscal 2018, including a 0.8% increase from the acquisition of Jack Black and a 1.6% negative impact from currency translation. Organic net sales decreased 3.4%, primarily driven by declines in North America Wet Shave and Feminine Care. From a geographic perspective, North America organic net sales were down 5.9% also primarily driven by declines in Wet Shave and Feminine Care. International organic net sales increased 0.4% with growth in Wet Shave and Sun and Skin Care.
Gross Margin was $966.6 million, or 45.1% of net sales. Excluding $2.8 million related to Sun Care reformulation costs and $0.6 million from Project Fuel inventory obsolescence, gross margin was 45.3%, a decline as a percent of net sales of 210 basis points versus the prior year. The decrease in gross margin percentage was primarily driven by unfavorable price and cost mix in Wet Shave and unfavorable product mix and higher input costs in Infant Care. Gross margin percentage increased in Sun and Skin and Feminine Care compared to the prior year.
A&P was 11.7% of net sales, down versus 13.1% for the prior year. Lower spending as a percent of sales for the year was the result of a combination of factors, including: an effort to drive out non-productive spend, benefits from the variable element of A&P spend - primarily driven by fewer available promotional slots at retail, a planned shift in spend to trade promotions, as well as favorable comparisons to a year ago with the launch of Hydro Sense and Intuition f.a.b.
SG&A was $372 million, 17.4% of net sales, including $17.7 million of intangibles amortization. Excluding the impact of Restructuring related charges and integration costs in both periods and the impact of Feminine and Infant Care evaluation costs and an investor settlement expense in fiscal 2019, SG&A was 16.5% of net sales in fiscal 2019, compared to 17.5% in the prior year period. The improvement was primarily driven by Project Fuel related savings, partly offset by higher compensation expense and inflation.
During the year, the Company performed an interim assessment of the fair value of its goodwill and indefinite-lived intangible assets due to the current trading price of our common stock and the ensuing decrease in the Company's market capitalization. The Company recorded non-cash impairment charges of $549.0 million in the quarter to reduce the carrying value of the goodwill of the Wet Shave and Infant Care reporting units and the Wet Ones and Diaper Genie indefinite-lived trade names.
GAAP Net earnings in fiscal 2019 were a loss of $352.9 million or $6.52 per share, compared to earnings of $103.3 million or $1.90 per share in fiscal 2018. Adjusted net earnings were $188.8 million or $3.48 per share, compared to $191.6 million or $3.52 per share in fiscal 2018.
Net cash from operating activities was $190.6 million for fiscal 2019, as compared to $259.4 million during the prior year. The decline in operating cash flow in fiscal 2019 was driven by working capital changes, including; increased inventory to improve service levels and to support the Sun Care reformulation project and a decrease in accounts payable days outstanding.
The Company's current net debt leverage ratio is 2.8 times, as the Company continues to use its free cash to fund the business and pay down debt. Post close of the Harry's transaction, the Company's capital allocation priorities will remain focused on funding select growth initiatives in the business and structural de-leveraging.

Full Fiscal Year 2020 Financial Outlook
The outlook provided for fiscal 2020, reflects the existing Edgewell business only, including the Infant and Pet Care business. It does not include any elements of the Harry’s combination or future synergies. Adjustments to this outlook will be provided, as needed, at a future date, post close of these transactions.
The fiscal 2020 outlook for the standalone Edgewell business contemplates stable top-line and stable gross margin performance, compared to fiscal 2019, on-going Project Fuel gross savings and increased commercial investments in the business. Importantly, this Edgewell-only outlook for fiscal 2020 is consistent with the financial assumptions and valuation models developed in support of the combination with Harry’s, as announced on May 9, 2019.
Mr. Little added, "With our pending transactions, we are fundamentally changing the Company. And the outlook we are providing today reflects the actions we are taking and progress we are making to address our core businesses and best positions us as we move into the next chapter of the company’s evolution, focusing on growth and re-investment in the business to drive sustainable value creation."
The Company estimates total net sales to be in the range of down 2% to 1% compared to the prior year. Organic net sales growth, which excludes an estimated 100 basis point negative impact from currency, is expected to be in the range of down 1% to flat compared to the prior year.
The outlook for GAAP EPS is in the range of $2.45 to $2.65 and includes: Project Fuel restructuring charges, IT enablement costs, acquisition and integration costs and Sun Care Monograph costs.
The outlook for Adjusted EPS is in the range of $3.10 to $3.30.
The Company is also providing an outlook for Adjusted EBITDA, as we believe EBITDA will be an important metric on a go-forward basis as a combined company with Harry’s. Adjusted EBITDA is estimated to be in the range of $370 to $380 million.
For fiscal 2020, Project Fuel is expected to generate approximately $70 million in incremental gross savings. Project Fuel related restructuring charges are expected to be approximately $36 million. Total Company capital expenditures, including Project Fuel are expected to be approximately 3.0% to 3.5% of net sales.
The adjusted effective tax rate for fiscal 2020 is estimated to be in the range of 22.5% to 24.5%.
The Company anticipates that fiscal 2020 free cash flow will be above 125% of GAAP net earnings.

Webcast Information
In conjunction with this announcement, the Company will hold an investor conference call beginning at 8:00 a.m. Eastern Time today. The call will focus on fiscal 2019 fourth quarter earnings and the outlook for fiscal 2020. All interested parties may access a live webcast of this conference call at www.edgewell.com, under the "Investors," and "News and Events" tabs or by using the following link: http://ir.edgewell.com/news-and-events/events

For those unable to participate during the live webcast, a replay will be available on www.edgewell.com, under the "Investors," "Financial Reports," and "Quarterly Earnings" tabs.

About Edgewell
Edgewell is a leading pure-play consumer products company with an attractive, diversified portfolio of established brand names such as Schick® and Wilkinson Sword® men's and women's shaving systems and disposable razors; Edge® and Skintimate® shave preparations; Playtex®, Stayfree®, Carefree® and o.b.® feminine care products; Banana Boat®, Hawaiian Tropic®, Bulldog® and Jack Black® sun and skin care products; Playtex® infant feeding and Diaper Genie®; and Wet Ones® moist wipes. The Company has a broad global footprint and operates in more than 50 markets, including the U.S., Canada, Mexico, Germany, Japan, the U.K. and Australia, with approximately 6,000 employees worldwide.

# # #
Forward-Looking Statements. This document contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You should not place undue reliance on these statements. Forward-looking statements generally can be identified by the use of words or phrases such as "believe," "expect," "expectation," "anticipate," "may," "could," "intend," "belief," "estimate," "plan," "target," "predict," "likely," "will," "should," "forecast," "outlook," or other similar words or phrases. These statements are not based on historical facts, but instead reflect the Company's expectations, estimates or projections concerning future results or events, including, without limitation, the future earnings and performance of Edgewell or any of its businesses. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause the Company's actual results to differ materially from those indicated by those statements. The Company cannot assure you that any of its expectations, estimates or projections will be achieved. The forward-looking statements included in this document are only made as of the date of this document and the Company disclaims any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances, except as required by law.
In addition, other risks and uncertainties not presently known to the Company or that it presently considers immaterial could significantly affect the accuracy of any such forward-looking statements. Risks and uncertainties include those detailed from time to time in the Company's publicly filed documents, including in Item 1A. Risk Factors of Part I of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on Form 10-K on November 19, 2018.

Non-GAAP Financial Measures. While the Company reports financial results in accordance with generally accepted accounting principles ("GAAP") in the U.S., this discussion also includes Non-GAAP measures. These Non-GAAP measures are referred to as "adjusted" or "organic" and exclude items such as restructuring charges, impairment charges, Harry's combination and integration planning costs, Feminine and Infant Care evaluation costs, Sun Care reformulation costs, Jack Black acquisition and integration costs, investor settlement expense, the sale of Playtex gloves assets, and the impact of the transition tax and re-measurement of deferred tax assets and liabilities related to the Tax Act. Reconciliations of Non-GAAP measures, including reconciliations of measures related to the Company's fiscal 2020 financial outlook, are included within the Notes to Condensed Consolidated Financial Statements included with this release.
This Non-GAAP information is provided as a supplement to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. The Company uses this Non-GAAP information internally to make operating decisions and believes it is helpful to investors because it allows more meaningful period-to-period comparisons of ongoing operating results. The information can also be used to perform analysis and to better identify operating trends that may otherwise be masked or distorted by the types of items that are excluded. This Non-GAAP information is a component in determining management's incentive compensation. Finally, the Company believes this information provides a higher degree of transparency. The following provides additional detail on the Company's Non-GAAP measures.

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The Company analyzes its net revenue on an organic basis to better measure the comparability of results between periods. Organic net sales exclude the impact of changes in foreign currency, acquisitions, and dispositions. This information is provided because these fluctuations can distort the underlying change in net sales either positively or negatively. For the year ended September 30, 2019, the impact of acquisitions includes net sales and segment profit activity for Jack Black through February 2019. For the year ended September 30, 2019, the impact of dispositions includes a negative impact for the October 2017 net sales and segment profit for Playtex gloves assets.

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Adjusted EBITDA is defined as earnings before income taxes, interest expense, net, depreciation and amortization and excludes items such as restructuring charges, impairment charges, Harry's combination and integration planning costs, Feminine and Infant Care evaluation costs, Sun Care reformulation costs, Jack Black acquisition and integration costs, investor settlement expense, and the sale of Playtex gloves assets.

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Adjusted operating income is defined as earnings before income taxes, interest expense associated with debt, other income, net, and excludes items such as restructuring charges, impairment charges, Harry's combination and integration planning costs, Feminine and Infant Care evaluation costs, Sun Care reformulation costs, Jack Black acquisition and integration costs, investor settlement expense, and the sale of Playtex gloves assets.

•
Adjusted net earnings and adjusted earnings per share are defined as net earnings and diluted earnings per share excluding items such as restructuring charges, impairment charges, Harry's combination and integration planning costs, Feminine and Infant Care evaluation costs, Sun Care reformulation costs, Jack Black acquisition and integration costs, investor settlement expense, the sale of Playtex gloves assets, the related tax effects of these items, and the impact of the transition tax and re-measurement of deferred tax assets and liabilities related to the Tax Act.

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Adjusted effective tax rate is defined as the effective tax rate excluding items such as restructuring charges, impairment charges, Harry's combination and integration planning costs, Feminine and Infant Care evaluation costs, Sun Care reformulation costs, Jack Black acquisition and integration costs, investor settlement expense, the sale of Playtex gloves assets, the related tax effects of these items, and the impact of the transition tax and re-measurement of deferred tax assets and liabilities related to the Tax Act from the income tax provision and earnings before income taxes.

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Adjusted working capital is defined as receivables, less trade allowances in accrued liabilities, plus inventories, less accounts payable, and is calculated using an average of the trailing four-quarter end balances.

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Free cash flow is defined as net cash from operating activities less net capital expenditures. Free cash flow conversion is defined as free cash flow as a percentage of net earnings adjusted for the net impact of non-cash impairments.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited, in millions, except per share data)

	Quarter Ended September 30,		Year Ended September 30,
	2019	2018	2019	2018

Net sales	$528.0	$537.4	$2,141.0	$2,234.4
Cost of products sold	298.0	306.6	1,174.4	1,201.5
Gross profit	230.0	230.8	966.6	1,032.9

Selling, general and administrative expense	91.8	91.6	372.0	395.1
Advertising and sales promotion expense	59.6	63.4	250.9	293.3
Research and development expense	14.0	14.6	53.5	61.1
Impairment charges	—	—	549.0	24.4
Restructuring charges	8.7	19.4	46.4	38.5
Sale of Playtex gloves assets	—	—	—	(15.3)
Pension settlement expense	—	5.4	—	5.4
Interest expense associated with debt	14.6	15.5	62.6	68.0
Other expense, net	0.2	(2.6)	1.5	(1.4)
Earnings (loss) before income taxes	41.1	23.5	(369.3)	163.8
Income tax (benefit) provision	0.4	4.1	(16.4)	60.5
Net (loss) earnings	$40.7	$19.4	$(352.9)	$103.3

Earnings per share:
Basic net (loss) earnings per share	0.75	0.36	(6.52)	1.90
Diluted net (loss) earnings per share	0.75	0.36	(6.52)	1.90

Weighted-average shares outstanding:
Basic	54.2	54.0	54.1	54.4
Diluted	54.3	54.2	54.1	54.5

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	September 30, 2019	September 30, 2018
Assets
Current assets
Cash and cash equivalents	$341.6	$266.4
Trade receivables, less allowance for doubtful accounts	205.6	226.5
Inventories	357.2	329.5
Other current assets	140.0	128.8
Total current assets	1,044.4	951.2
Property, plant and equipment, net	396.0	424.1
Goodwill	1,053.8	1,450.8
Other intangible assets, net	912.9	1,099.0
Other assets	34.8	28.2
Total assets	$3,441.9	$3,953.3

Liabilities and Shareholders' Equity
Current liabilities
Current maturities of long-term debt	$117.0	$184.9
Notes payable	14.4	8.2
Accounts payable	222.8	238.4
Other current liabilities	305.4	285.5
Total current liabilities	659.6	717.0
Long-term debt	1,097.8	1,103.8
Deferred income tax liabilities	102.8	176.1
Other liabilities	258.9	211.8
Total liabilities	$2,119.1	$2,208.7
Shareholders' equity
Common shares	0.7	0.7
Additional paid-in capital	1,627.7	1,628.3
Retained earnings	734.1	1,083.1
Common shares in treasury at cost	(803.8)	(819.2)
Accumulated other comprehensive loss	(235.9)	(148.3)
Total shareholders' equity	1,322.8	1,744.6
Total liabilities and shareholders' equity	$3,441.9	$3,953.3

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)

	Year Ended September 30,
	2019	2018
Cash Flow from Operating Activities
Net (loss) earnings	$(352.9)	$103.3
Non-cash restructuring costs	—	1.8
Non-cash sun care reformulation	—	25.3
Depreciation and amortization	93.8	97.6
Impairment charges	549.0	24.4
Loss (gain) on sale of assets	1.5	(10.9)
Deferred income taxes	(57.9)	2.3
Share-based compensation expense	17.8	17.0
Other, net	(5.7)	19.5
Deferred compensation payments	(7.5)	(16.7)
Changes in current assets and liabilities used in operations	(47.5)	(4.2)
Net cash from operating activities	190.6	259.4

Cash Flow from Investing Activities
Capital expenditures	(58.0)	(62.0)
Collection of deferred purchase price from accounts receivable sold	9.7	9.7
Acquisitions, net of cash acquired	—	(90.2)
Proceeds from sale of assets	4.1	4.7
Playtex glove sale	—	19.0
Other, net	(1.3)	—
Net cash used by investing activities	(45.5)	(118.8)

Cash Flow from Financing Activities
Cash proceeds from debt with original maturities greater than 90 days	434.0	550.0
Cash payments on debt with original maturities greater than 90 days	(324.0)	(788.0)
Term Loan repayment	(185.0)	—
Net increase (decrease) in debt with original maturities of 90 days or less	5.8	(9.7)
Employee shares withheld for taxes	(3.0)	(3.1)
Common shares purchased	—	(124.4)
Net financing inflow from the Accounts Receivable Facility	8.4	(4.4)
Net cash used by financing activities	(63.8)	(379.6)

Effect of exchange rate changes on cash	(6.1)	2.5

Net increase (decrease) in cash and cash equivalents	75.2	(236.5)
Cash and cash equivalents, beginning of period	266.4	502.9
Cash and cash equivalents, end of period	$341.6	$266.4

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except per share data)

Note 1 - Segments
The Company conducts its business in the following four segments: Wet Shave, Sun and Skin Care, Feminine Care and All Other (collectively, the "Segments" and, each individually, a "Segment"). Segment performance is evaluated based on segment profit, exclusive of general corporate expenses, share-based compensation costs, impairment charges, costs associated with restructuring initiatives, Harry's, Inc. combination and integration planning costs, advisory expenses incurred in connection with the evaluation of the Feminine Care and Infant Care businesses, Sun Care reformulation costs, Jack Black, L.L.C. integration costs, investor settlement expenses, the sale of the Playtex gloves assets, and the amortization of intangible assets. Financial items, such as interest income and expense, are managed on a global basis at the corporate level. The exclusion of such charges from segment results reflects management's view on how it evaluates segment performance.
On March 1, 2018, the Company completed the acquisition of Jack Black, a leading U.S. based luxury men's skincare products company based in the United States, for approximately $90.2, net of cash acquired. The acquisition creates opportunities to expand Edgewell's personal care portfolio in growing categories in the U.S. and globally, while nurturing the brand equity of Jack Black.
Segment net sales and profitability are presented below:

	Quarter Ended September 30,		Year Ended September 30,
	2019	2018	2019	2018
Net Sales
Wet Shave	$340.3	$349.7	$1,250.1	$1,330.1
Sun and Skin Care	79.5	75.5	459.8	449.7
Feminine Care	77.9	82.5	308.1	329.5
All Other	30.3	29.7	123.0	125.1
Total net sales	$528.0	$537.4	$2,141.0	$2,234.4

Segment Profit
Wet Shave	$81.7	$87.6	$246.5	$265.2
Sun and Skin Care	(2.2)	3.6	79.9	79.9
Feminine Care	11.6	11.5	48.3	37.2
All Other	1.4	2.7	12.2	19.5
Total segment profit	92.5	105.4	386.9	401.8
General corporate and other expenses	(13.8)	(13.2)	(57.3)	(68.8)
Impairment charges	—	—	(549.0)	(24.4)
Restructuring and related costs (1)	(12.8)	(20.3)	(55.6)	(39.9)
Harry's combination and integration costs (2)	(3.3)	—	(5.1)	—
Sun Care reformulation costs (3)	(1.3)	(25.3)	(2.8)	(25.3)
Feminine and Infant Care evaluation costs (4)	(0.6)	—	(2.1)	—
Jack Black acquisition and integration costs (5)	(0.5)	(0.3)	(1.6)	(5.2)
Investor settlement expense (6)	—	—	(0.9)	—
Sale of Playtex gloves assets	—	—	—	15.3
Pension settlement expense	—	(5.4)	—	(5.4)
Amortization of intangibles	(4.3)	(4.5)	(17.7)	(17.7)
Interest and other expense, net	(14.8)	(12.9)	(64.1)	(66.6)
Total (loss) earnings before income taxes	$41.1	$23.5	$(369.3)	$163.8

(1)
Restructuring costs associated with Project Fuel includes pre-tax SG&A of $3.5 and $8.6 for the quarter and year ended September 30, 2019, and $0.9 and $1.4 for the quarter and year ended September 30, 2018 associated with certain information technology enablement expenses for Project Fuel. Additionally, restructuring includes pre-tax Cost of products sold of $0.6 for the quarter and year ended September 30, 2019 from inventory obsolescence of Project Fuel.

(2)	Harry's, Inc. combination and integration planning costs totaling $3.3 and $5.1 for the quarter and year ended September 30, 2019, were included in SG&A on the Consolidated Statement of Earnings.

(3)
Includes pre-tax Cost of products sold of $1.3 and $2.8 for the quarter and year ended September 30, 2019, respectively, associated with supply chain changes on select Sun Care products. Additionally, the quarter and year ended September 30, 2018, includes pre-tax Cost of products sold of $25.3 related to inventory write-offs from Sun Care reformulation.

(4)	Includes pre-tax SG&A of $0.6 and $2.1 for the quarter and year ended September 30, 2019, respectively, associated with consulting costs for the Company to evaluate segments.

(5)
Jack Black acquisition and integration costs totaling $0.5 and $1.6 for the quarter and year ended September 30, 2019, respectively, were included in SG&A on the Consolidated Statement of Earnings. Jack Black acquisition and integration costs totaling $0.3 and $3.4 for the quarter and year ended September 30, 2018, respectively, were included in SG&A in the Consolidated Statement of Earnings. Additionally, acquisition and integration costs of $1.8 were included in Cost of products sold for the quarter and year ended September 30, 2018.

(6)	Includes pre-tax SG&A of $0.9 for the year ended September 30, 2019, associated with a settlement with an investor.

Note 2 - GAAP to Non-GAAP Reconciliations
Basic earnings per share is based on the average number of common shares outstanding during the period. Diluted earnings per share is based on the weighted-average number of shares used for the basic earnings per share calculation, adjusted for the dilutive effect of share options and restricted stock equivalent awards.
The following tables provide a reconciliation of Net (loss) earnings and Net (loss) earnings per diluted share ("EPS") to Adjusted net earnings and Adjusted EPS, which are Non-GAAP measures.

	Quarter Ended September 30,
	Net Earnings		Diluted EPS
	2019	2018	2019	2018
Net (Loss) Earnings and Diluted EPS - GAAP (Unaudited)	$40.7	$19.4	$0.75	$0.36
Restructuring and related costs (1)	12.8	20.3	0.24	0.38
Harry's combination and integration costs (2)	3.3	—	0.06	—
Sun Care reformulation costs (4)	1.3	25.3	0.02	0.47
Feminine and Infant Care evaluation costs (3)	0.6	—	0.01	—
Jack Black acquisition and integration (5)	0.5	0.3	0.01	0.01
Pension settlement expense	—	5.4	—	0.10
Income taxes	(12.6)	(10.5)	(0.23)	(0.21)
Adjusted Net Earnings and Adjusted Diluted EPS - Non-GAAP	$46.6	$60.2	$0.86	$1.11

Weighted-average shares - Diluted			54.3	54.2

	Year Ended September 30,
	Net Earnings		Diluted EPS
	2019	2018	2019	2018
Net (Loss) Earnings and Diluted EPS - GAAP (Unaudited)	$(352.9)	$103.3	$(6.52)	$1.90
Impairment charges	549.0	24.4	10.14	0.73
Restructuring and related costs (1)	55.6	39.9	1.03	0.45
Harry's combination and integration costs (2)	5.1	—	0.09	—
Sun Care reformulation costs (4)	2.8	25.3	0.05	0.46
Feminine and Infant Care evaluation costs (3)	2.1	—	0.04	—
Jack Black acquisition and integration (5)	1.6	5.2	0.03	0.10
Investor settlement expense (6)	0.9	—	0.02	—
Gain on sale of Playtex gloves assets	—	(15.3)	—	(0.28)
Pension settlement expense	—	5.4	—	0.10
Impact of dilutive shares (7)	—	—	(0.01)	—
Income taxes (8)	(75.4)	3.4	(1.39)	0.06
Adjusted Net Earnings and Adjusted Diluted EPS - Non-GAAP	$188.8	$191.6	$3.48	$3.52

Weighted-average shares - Diluted			54.1	54.5

(1)
Restructuring costs associated with Project Fuel includes pre-tax SG&A of $3.5 and $8.6 for the quarter and year ended September 30, 2019, and $0.9 and $1.4 for the quarter and year ended September 30, 2018 associated with certain information technology enablement expenses for Project Fuel. Additionally, restructuring includes pre-tax Cost of products sold of $0.6 for the quarter and year ended September 30, 2019 from inventory obsolescence of Project Fuel.

(2)	Harry's, Inc. combination and integration planning totaling $3.3 and $5.1 for the quarter and year ended September 30, 2019, were included in SG&A on the Consolidated Statement of Earnings.

(3)
Includes pre-tax Cost of products sold of $1.3 and $2.8 for the quarter and year ended September 30, 2019, respectively, associated with supply chain changes on select Sun Care products. Additionally, the quarter and year ended September 30, 2018, includes pre-tax Cost of products sold of $25.3 related to inventory write-offs from Sun Care reformulation.

(4)	Includes pre-tax SG&A of $0.6 and $2.1 for the quarter and year ended September 30, 2019, respectively, associated with consulting costs for the Company to evaluate segments.

(5)
Jack Black acquisition and integration costs totaling $0.5 and $1.6 for the quarter and year ended September 30, 2019, respectively, were included in SG&A on the Consolidated Statement of Earnings. Jack Black acquisition and integration costs totaling $0.3 and $3.4 for the quarter and year ended September 30, 2018, respectively, were included in SG&A in the Consolidated Statement of Earnings. Additionally, acquisition and integration costs of $1.8 were included in Cost of products sold for the quarter and year ended September 30, 2018.

(6)	Includes pre-tax SG&A of $0.9 for the year ended September 30, 2019, associated with a settlement with an investor.

(7)	GAAP EPS was calculated using basic weighted average shares outstanding due to a net loss. Adjusted diluted EPS was calculated using diluted weighted average shares outstanding.

(8)
Includes Income tax expense of $3.6 for the year ended September 30, 2019 related to the fiscal 2018 one-time transition tax from the Tax Act. Includes the impact of the Tax Act totaling $21.3 in Income tax expense for fiscal 2018 in addition to the tax impact of the other adjustments to Net Earnings and Diluted EPS - GAAP.

The following tables provide a GAAP to Non-GAAP reconciliation of certain line items from the Condensed Consolidated Statement of Earnings:

Quarter Ended September 30, 2019
	Gross Profit	SG&A	EBIT (1)	Net (Loss) Earnings	Diluted EPS
GAAP - Reported	$230.0	$91.8	$41.1	$40.7	$0.75
% of net sales	43.6%	17.4%
Restructuring and related costs	0.6	3.5	12.8	9.8	0.17
Harry's combination and integration costs	—	3.3	3.3	2.5	0.05
Sun Care reformulation costs	1.3	—	1.3	1.0	0.02
Feminine and Infant Care evaluation costs	—	0.6	0.6	0.5	0.01
Jack Black acquisition and integration costs	—	0.5	0.5	0.4	0.01
Income taxes (2)	—	—	—	(8.3)	(0.15)
Total Adjusted Non-GAAP	$231.9	$83.9	$59.6	$46.6	$0.86
% of net sales	43.9%	15.9%

Year Ended September 30, 2019
	Gross Profit	SG&A	EBIT (1)	Net (Loss) Earnings	Diluted EPS
GAAP - Reported	$966.6	$372.0	$(369.3)	$(352.9)	$(6.52)
% of net sales	45.1%	17.4%
Impairment charges	—	—	549.0	485.4	8.97
Restructuring and related costs	0.6	8.6	55.6	43.2	0.80
Harry's combination and integration costs	—	5.1	5.1	3.9	0.07
Sun Care reformulation costs	2.8	—	2.8	2.1	0.04
Feminine and Infant Care evaluation costs	—	2.1	2.1	1.6	0.03
Jack Black acquisition and integration costs	—	1.6	1.6	1.2	0.02
Investor settlement expense	—	0.9	0.9	0.7	0.01
Impact of dilutive shares	—	—	—	—	(0.01)
Income tax reform	—	—	—	3.6	0.07
Total Adjusted Non-GAAP	$970.0	$353.7	$247.8	$188.8	$3.48
% of net sales	45.3%	16.5%

Quarter Ended September 30, 2018
	Gross Profit	SG&A	EBIT (1)	Net Earnings	Diluted EPS
GAAP - Reported	$230.8	$91.6	$23.5	$19.4	$0.36
% of net sales	42.9%	17.0%
Restructuring and related costs	—	0.9	20.3	14.6	0.27
Sun Care reformulation costs	25.3	—	25.3	18.3	0.34
Pension settlement expense	—	—	5.4	3.8	0.07
Jack Black acquisition and integration costs	—	0.3	0.3	0.2	—
Income tax reform	—	—	—	3.9	0.07
Total Adjusted Non-GAAP	$256.1	$90.4	$74.8	$60.2	$1.11
% of net sales	47.7%	16.8%

Year Ended September 30, 2018
	Gross Profit	SG&A	EBIT (1)	Net Earnings	Diluted EPS
GAAP - Reported	$1,032.9	$395.1	$163.8	$103.3	$1.90
% of net sales	46.2%	17.7%
Restructuring and related costs	—	1.4	39.9	28.9	0.52
Impairment charge	—	—	24.4	23.3	0.43
Sun Care reformulation costs	25.3	—	25.3	18.3	0.34
Sale of Playtex gloves assets	—	—	(15.3)	(11.1)	(0.20)
Pension settlement expense	—	—	5.4	3.8	0.07
Jack Black acquisition and integration costs	1.8	3.4	5.2	3.8	0.07
Income tax reform	—	—	—	21.3	0.39
Total Adjusted Non-GAAP	$1,060.0	$390.3	$248.7	$191.6	$3.52
% of net sales	47.4%	17.5%

(1)	EBIT is defined as Earnings (loss) before income taxes.

(2)	Includes Income tax expense for the one-time transition tax from the Tax Act and the tax impact of the impairment of goodwill and intangible assets recorded in the third quarter of fiscal 2019.

The following table provides a reconciliation of Earnings before income taxes to adjusted operating income, which is a Non-GAAP measure, for the quarters and years ended September 30, 2019 and 2018:

	Quarter Ended September 30,		Year Ended September 30,
	2019	2018	2019	2018
Earnings (loss) before income taxes	$41.1	$23.5	$(369.3)	$163.8
Impairment charges	—	—	549.0	24.4
Restructuring and related costs (1)	12.8	20.3	55.6	39.9
Harry's combination and integration costs (2)	3.3	—	5.1	—
Sun Care reformulation costs (3)	1.3	25.3	2.8	25.3
Feminine and Infant Care evaluation costs (4)	0.6	—	2.1	—
Jack Black acquisition and integration costs (5)	0.5	0.3	1.6	5.2
Investor settlement expense (6)	—	—	0.9	—
Sale of Playtex gloves assets	—	—	—	(15.3)
Pension settlement expense	—	5.4	—	5.4
Interest expense associated with debt	14.6	15.5	62.6	68.0
Other expense, net	0.2	(2.6)	1.5	(1.4)
Adjusted operating income	$74.4	$87.7	$311.9	$315.3
% of net sales	14.1%	16.3%	14.6%	14.1%

(1)
Restructuring costs associated with Project Fuel includes pre-tax SG&A of $3.5 and $8.6 for the quarter and year ended September 30, 2019, and $0.9 and $1.4 for the quarter and year ended September 30, 2018 associated with certain information technology enablement expenses for Project Fuel. Additionally, restructuring includes pre-tax Cost of products sold of $0.6 for the quarter and year ended September 30, 2019 from inventory obsolescence of Project Fuel.

(2)	Harry's, Inc. combination and integration planning costs totaling $3.3 and $5.1 for the quarter and year ended September 30, 2019, were included in SG&A on the Consolidated Statement of Earnings.

(3)
Includes pre-tax Cost of products sold of $1.3 and $2.8 for the quarter and year ended September 30, 2019, respectively, associated with supply chain changes on select Sun Care products. Additionally, the quarter and year ended September 30, 2018, includes pre-tax Cost of products sold of $25.3 related to inventory write-offs from Sun Care reformulation.

(4)	Includes pre-tax SG&A of $0.6 and $2.1 for the quarter and year ended September 30, 2019, respectively, associated with consulting costs for the Company to evaluate segments.

(5)
Jack Black acquisition and integration costs totaling $0.5 and $1.6 for the quarter and year ended September 30, 2019, respectively, were included in SG&A on the Consolidated Statement of Earnings. Jack Black acquisition and integration costs totaling $0.3 and $3.4 for the quarter and year ended September 30, 2018, respectively, were included in SG&A in the Consolidated Statement of Earnings. Additionally, acquisition and integration costs of $1.8 were included in Cost of products sold for the quarter and year ended September 30, 2018.

(6)	Includes pre-tax SG&A of $0.9 for the year ended September 30, 2019, associated with a settlement with an investor.

The following table provides a reconciliation of the effective tax rate to the adjusted effective tax rate, which is a Non-GAAP measure:

	Year Ended September 30, 2019			Year Ended September 30, 2018
	Reported	Adjustments (1)	Adjusted (Non-GAAP)	Reported	Adjustments (1)	Adjusted (Non-GAAP)
Earnings (loss) before income taxes	(369.3)	$617.1	$247.8	163.8	$84.9	$248.7
Income tax (benefit) provision	(16.4)	75.4	59.0	60.5	(3.4)	57.1
Net (loss) earnings	$(352.9)	$541.7	$188.8	$103.3	$88.3	$191.6

Effective tax rate	4.4%			36.9%
Adjusted effective tax rate			23.8%			23.0%

(1)
Includes adjustments for restructuring charges, impairment charges, Harry's combination and integration planning costs, Feminine and Infant Care evaluation costs, Jack Black acquisition and integration costs, investor settlement expense, Sun Care reformulation costs, the sale of the Playtex gloves assets, the related tax effects of these items, and the impact of the transition tax and re-measurement of deferred tax assets and liabilities related to the Tax Act.

Note 3 - Net Sales and Profit by Segment
Operations for the Company are reported via the four Segments. The following tables present changes in net sales and segment profit for the quarter and year ended September 30, 2019, as compared to the corresponding period in fiscal 2018, and provide a reconciliation of organic net sales and organic segment profit to reported amounts.

Net Sales (In millions - Unaudited)
Quarter Ended September 30, 2019

	Wet Shave		Sun and Skin Care		Feminine Care		All Other		Total
Net Sales - Q4 '18	$349.7		$75.5		$82.5		$29.7		$537.4
Organic	(6.0)	(1.7)%	5.3	7.0%	(4.6)	(5.6)%	0.6	2.0%	(4.7)	(0.9)%
Impact of disposition	—	—%	—	—%	—	—%	—	—%	—	—%
Impact of acquisition	—	—%	—	—%	—	—%	—	—%	—	—%
Impact of currency	(3.4)	(1.0)%	(1.3)	(1.7)%	—	—%	—	—%	(4.7)	(0.8)%
Net Sales - Q4 '19	$340.3	(2.7)%	$79.5	5.3%	$77.9	(5.6)%	$30.3	2.0%	$528.0	(1.7)%

Net Sales (In millions - Unaudited)
Year Ended September 30, 2019

	Wet Shave		Sun and Skin Care		Feminine Care		All Other		Total
Net Sales - FY '18	$1,330.1		$449.7		$329.5		$125.1		$2,234.4
Organic	(54.7)	(4.1)%	(0.1)	—%	(20.7)	(6.3)%	(1.4)	(1.1)%	(76.9)	(3.4)%
Impact of disposition	—	—%	(1.0)	(0.2)%	—	—%	—	—%	(1.0)	—%
Impact of acquisition	—	—%	17.1	3.8%	—	—%	—	—%	17.1	0.8%
Impact of currency	(25.3)	(1.9)%	(5.9)	(1.4)%	(0.7)	(0.2)%	(0.7)	(0.6)%	(32.6)	(1.6)%
Net Sales - FY '19	$1,250.1	(6.0)%	$459.8	2.2%	$308.1	(6.5)%	$123.0	(1.7)%	$2,141.0	(4.2)%

Segment Profit (In millions - Unaudited)
Quarter Ended September 30, 2019

	Wet Shave		Sun and Skin Care		Feminine Care		All Other		Total
Segment Profit - Q4 '18	$87.6		$3.6		$11.5		$2.7		$105.4
Organic	(5.7)	(6.5)%	(5.5)	(152.8)%	—	—%	(1.3)	(48.1)%	(12.5)	(11.9)%
Impact of disposition	—	—%	—	—%	—	—%	—	—%	—	—%
Impact of acquisition	—	—%	—	—%	—	—%	—	—%	—	—%
Impact of currency	(0.2)	(0.2)%	(0.3)	(8.3)%	0.1	0.9%	—	—%	(0.4)	(0.4)%
Segment Profit - Q4 '19	$81.7	(6.7)%	$(2.2)	(161.1)%	$11.6	0.9%	$1.4	(48.1)%	$92.5	(12.3)%

Segment Profit (In millions - Unaudited)
Year Ended September 30, 2019

	Wet Shave		Sun and Skin Care		Feminine Care		All Other		Total
Segment Profit - FY '18	$265.2		$79.9		$37.2		$19.5		$401.8
Organic	(13.4)	(5.1)%	(4.3)	(5.4)%	11.5	30.9%	(6.9)	(35.4)%	(13.1)	(3.3)%
Impact of disposition	—	—%	(0.3)	(0.4)%	—	—%	—	—%	(0.3)	—%
Impact of acquisition	—	—%	5.3	6.6%	—	—%	—	—%	5.3	1.3%
Impact of currency	(5.3)	(2.0)%	(0.7)	(0.8)%	(0.4)	(1.1)%	(0.4)	(2.0)%	(6.8)	(1.7)%
Segment Profit - FY '19	$246.5	(7.1)%	$79.9	—%	$48.3	29.8%	$12.2	(37.4)%	$386.9	(3.7)%

Note 4 - EBITDA
The Company reports financial results on a GAAP and adjusted basis. The table below is used to reconcile Net earnings to EBITDA and Adjusted EBITDA, which are Non-GAAP measures, to improve comparability of results between periods.

	Quarter Ended September 30,		Year Ended September 30,
	2019	2018	2019	2018
Net (loss) earnings	$40.7	$19.4	$(352.9)	$103.3
Income tax (benefit) provision	0.4	4.1	(16.4)	60.5
Interest expense, net	14.6	15.3	62.3	67.9
Depreciation and amortization	24.6	24.2	93.8	97.6
EBITDA	$80.3	$63.0	$(213.2)	$329.3

Impairment charges	$—	$—	$549.0	$24.4
Restructuring and related costs(1)	11.9	20.3	53.7	39.9
Harry's combination and integration costs	3.3	—	5.1	—
Sun Care reformulation costs	1.3	25.3	2.8	25.3
Feminine and Infant Care evaluation costs	0.5	—	2.1	—
Jack Black acquisition and integration costs	0.5	0.3	1.6	5.2
Investor settlement expense	—	—	0.9	—
Sale of Playtex gloves assets	—	—	—	(15.3)
Pension settlement charges	—	5.4	—	5.4
Adjusted EBITDA	$97.8	$114.3	$402.0	$414.2

(1)	Excludes $0.9 and $1.9 of accelerated depreciation for the quarter and year ended September 30, 2019, respectively, which are included within Depreciation and amortization.
Note 5 - Outlook
The following tables provide reconciliations of Adjusted EPS and Adjusted EBITDA, Non-GAAP measures, included within the Company's outlook for projected fiscal 2020 results:

Adjusted EPS Outlook
Fiscal 2020 GAAP EPS	approx.	$ 2.45 - $2.65

Project Fuel	approx.	0.65
Acquisition and integration expenses	approx.	0.13
Monograph expenses	approx.	0.07
Income taxes(1)	approx.	(0.20)

Fiscal 2020 Adjusted EPS Outlook (Non-GAAP)		$3.10 - $3.30

(1)	Income tax effect of the adjustments to Fiscal 2020 GAAP EPS noted above.

Adjusted EBITDA Outlook

Fiscal 2020 GAAP Net income	approx.	$135 - $145
Income tax provision	approx.	45
Interest expense, net	approx.	55
Depreciation and amortization	approx.	90
EBITDA	approx.	$325 - $335

Project Fuel	approx.	36
Acquisition and integration expenses	approx.	6
Monograph expenses	approx.	3
Fiscal 2020 Adjusted EBITDA	approx.	$370 - $380

Note 6 - Adjusted Working Capital
Adjusted working capital metrics for the fourth and third quarters of fiscal 2019 and the fourth quarter of fiscal 2018 are presented below.

	Q4 2019	Days (1)	Q3 2019	Days (1)	Q4 2018	Days (1)
Receivables, as reported	$215.4		$220.6		$223.4
Less: Trade allowance in accrued liabilities (2)	(24.6)		(25.5)		(25.8)
Receivables, adjusted	190.8	33	195.1	33	197.6	32

Inventories, as reported	371.4	115	364.5	113	347.4	106

Accounts payable, as reported	218.8	68	222.7	69	229.6	70

Average adjusted working capital (3)	$343.4		$336.9		$315.4
% of net sales (4)	16.0%		15.7%		14.1%

(1)
Days sales outstanding is calculated using net sales for the trailing four-quarter period. Days in inventory and days payable outstanding are calculated using cost of products sold for the trailing four-quarter period.

(2)	Trade allowances are recorded as a reduction of net sales per GAAP and reported in accrued expenses on the Condensed Consolidated Balance Sheets.

(3)
Adjusted working capital is defined as receivables (less trade allowance in accrued liabilities), plus inventories, less accounts payable. Average adjusted working capital is calculated using an average of the four-quarter end balances for each working capital component as of September 30, 2019, June 30, 2019 and September 30, 2018, respectively.

(4)	Average adjusted working capital divided by trailing four-quarter net sales.

Note 7 - Adoption of ASU 2017-17 - Presentation of Pension and Post Retirement Benefit Costs
The Company adopted ASU 2017-07 in the first quarter of fiscal 2019. Upon adoption, the Company retrospectively reclassified certain pension expenses and benefits from Cost of products sold and Selling, general and administrative expense to Other income, net. The adoption of ASU 2017-07 had no impact on earnings before income taxes. The following shows the adjustments to Earnings before income taxes and Adjusted operating income for the new accounting standard for the year ended September 30, 2018:

	Year ended September 30, 2018	Adjustments for adoption of ASU 2017-07	Adjusted year ended September 30, 2018

Cost of products sold	$1,197.6	$3.9	$1,201.5
Gross profit	1,036.8	(3.9)	1,032.9

Selling, general and administrative expenses	392.2	2.9	395.1
Other expense (income), net	5.4	(6.8)	(1.4)
Earnings before income taxes	163.8	—	163.8

Adjusted operating income	$322.1	$(6.8)	$315.3